Exhibit 10.01

Education Management LLC

Management Incentive Compensation Plan (“MICP”)

For Fiscal Year 2007

(July 1, 2006 – June 30, 2007)

Prepared by CS Compensation	2	11/06

Introduction

The Management Incentive Compensation Plan (“MICP”) is designed to reward participants for achievement of desired results in support of our Company’s values, vision and mission. The plan provides the potential for a cash award above and beyond base salary. It is a variable cash incentive that rewards Senior Management Team (SMT) members based on achievement of goals.

The plan will help retain key management by tying results to the incentive (variable) portion of the total compensation package.

The plan will be predictable, fair, timely, objective, measurable and compliant with regulatory and accreditation requirements.

The plan retains some flexibility to adjust formula bonus amounts to reflect current performance, history, past practice, economic factors and other anomalies.

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Our Values

Built upon a deep-rooted values system, Education Management has a proud tradition of providing students with a top-quality educational experience and offering the communities and employers that we serve with qualified and productive graduates. Our values are at the core of everything we do:

•	We believe that excellence and quality in education are measured by practical outcomes that grow and are sustained over time.

•	We believe in education environments that are learning-centered and foster a culture of learning and professional development throughout the institution.

•	We believe that the education we provide has its origin in the expressed needs of the business and professional service communities.

•	We believe that our success is founded in our choice to empower stakeholders to be actively involved in the Company’s decision-making process and ultimate goal achievement.

•	We believe in providing value for the investment of our graduates, and that our success is measured by the satisfaction of our students, graduates and their employers, employees and corporate partners.

•	We are committed to operating our company in an ethical and prudent manner that provides a maximum return to our corporate partners, while maintaining our integrity and respect for one another in the process.

Our Vision

Education Management’s vision is to be the preeminent leader in the higher education industry, as defined by the following elements:

•	Be the best company to work for in our industry.

•	Be known for the quality of our academic programs leading to student success.

•	Grow to more than 100,000 students.

•	Have sustainable, superior financial performance.

Our Mission

Education Management is an international leader in postsecondary, career-focused education, dedicated to meeting employers’ needs through qualified graduates. Our mission is to provide excellence in postsecondary education in a learning-centered environment where students can acquire the requisite skills and knowledge to pursue a career in their chosen field of study.

The organization is committed to continuous improvement and profitable growth through collaborative partnerships with all stakeholders. We fulfill our mission in a culture of learning which values responsibility, participation, and personal and professional development. We are dedicated to excellence in education through a learning-centered approach that fulfills the evolving needs of the marketplace.

Prepared by CS Compensation	4	11/06

Plan Highlights

The MICP program extends eligibility for annual incentive bonus awards to designated members of the Senior Management Team (“SMT”).

•	Achievement of designated “Trigger” objectives funds the Plan; achievement of “Financial Measures” drives the determination of awards under the Plan. If the applicable Trigger is not met, a bonus award will not be paid out regardless if Financial Measures are achieved.

•	Annual cash bonuses are awarded for performance in three key “Financial Measures”, depending on position.

•	Weighting of the Financial Measures is assigned to each participant based on position.

•	A Management Discretion Factor may be applied to any calculated bonus amount that may increase or decrease the calculated incentive by up to %. This factor is applied consistent with regulatory requirements and only to adjust a bonus to provide for fairness, equity, recent performance changes or environmental factors outside the participant’s control.

•	Awards are typically paid in September following the close of the Fiscal Year.

•	Participants must be actively employed on the date the payment is made in order to receive the award.

•	All bonus payments are subject to applicable tax withholdings, 401K deductions, Deferred Compensation bonus elections, and/or specific garnishments as required by law.

Prepared by CS Compensation	5	11/06

Plan Design

Eligibility

•	Participants must be in an eligible position by March 15 of the applicable Fiscal Year in order to participate in that Fiscal Year’s MICP. Participation of less than one quarter is not recognized, as there is no reasonable expectation for acclimation and achievement outside regular position requirements.

Target Award Opportunity

•	Target cash bonus award opportunity is determined for each position based on job responsibilities, internal equity and external market comparability and consideration for the financial goals for the campus and education system.

•	The target cash bonus award opportunity is calculated as a percentage of base salary and is expressed as a specific dollar amount.

•	Target award opportunity is calculated using the base salary as of September 1 of the applicable Fiscal Year.

•	In the event a participant changes positions (ex: Dean of Academic Affairs to Campus President), the participant’s target opportunity will be calculated based on their time (rounded in full months) and base salary within each position.

•	In the event of a new participant (ex: new hire), target opportunity will be pro-rated in full months based upon hire date or date of eligibility into the plan. Pro-rated target opportunity will be calculated in full months: first through fifteenth of the month rounds up, sixteenth through month end rounds down.

•	Maximum attainment is % of target performance in each category and in total.

Prepared by CS Compensation	6	11/06

Triggers

The triggers are designated by Education Management’s Executive Committee and pertain to leading indicators relevant to the Company’s mission. The following triggers determine whether or not the Plan funds:

•	Non-Argosy – Is based on [Confidential]

[Confidential]

•	Argosy – Each Argosy Campus (excluding the Argosy University Twin Cities and Western State University College of Law) must achieve the following:

[Confidential]

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•	Both benchmarks must be achieved in order to satisfy this trigger.

•	In the case of Western State University College of Law, [Confidential]

•	The Argosy Education System Head, VPs and AVPs will be measured by [Confidential]

•	Central Staff – For Corporate Officers, CS AVPs and VPs, (i.e., those participants assigned to Process Level 10001), achievement of minimum objectives of Non-Argosy and Argosy triggers are weighted as follows:

[Confidential]

•	Shared Service Participants – The application of triggers for MICP participants assigned to shared service locations will be negotiated and agreed among the participant, School Presidents and GVP, as appropriate, at the beginning of the performance year and communicated to CS – Executive Compensation for documentation of appropriate targets.

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Financial Measures

[Confidential]

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Financial Measures Weighting

Under the Plan, financial components are weighted according to one of the following distributions based on position held:

[Confidential]

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Award Calculation

Performance against financial targets is certified by Education Management’s Corporate Finance Department. See the “Miscellaneous Provisions” section of this document with respect to Adjustments to Financial Targets and Actual Results. All “exception” requests must be documented prior to Fiscal Year close according to established procedure and receive EDMC CFO authorization.

For better than target performance related to                  and                 , a     % “kicker” will apply for each     % above target. Regarding the performance associated with                 , a     % “kicker” will apply for each     % above target.

Missing plan results in     % reduction in target bonus for the first     % below plan,     % for the next     % below plan,     % for the next     % below plan and     % for every percent below plan thereafter.

Maximum attainment is 150% of target performance in each category and in total.

A Management Discretion Factor may be applied to any calculated bonus amount that may increase or decrease the calculated incentive by up to 20%. This factor is applied consistent with regulatory requirements and only to adjust a bonus to provide for fairness, equity, recent performance changes or environmental factors outside the participant’s control. This factor may be applied only when the appropriate documentation is submitted and approved by an EDMC Executive Officer, and, in the case of a School President at schools where there is a Board of Trustees, by the Board of Trustees.

Prepared by CS Compensation	11	11/06

Payments

To be eligible to receive the MICP cash bonus award, a participant must be actively employed in a full- and/or part-time position by Education Management or one of its subsidiaries on the date the award is made. Awards earned under the plan are paid to eligible employees through payroll, as soon as administratively possible after the bonus amounts are determined and approved. The target payment date is the 75th day after the close of the fiscal year or September 13.

All bonus payments are subject to applicable tax withholdings, 401K deductions, Deferred Compensation bonus elections and/or specific garnishments as required by law.

Education Management’s Management Committee may grant a payment under this plan to a former or inactive employee for compelling reasons in its sole discretion.

Prepared by CS Compensation	14	11/06

Miscellaneous Provisions

Changing or Ending the Plan / Discretionary Authority

It is the intention of the Company that the plan has no expiration date, nor is it intended to be temporary. However, the Company has the right to change the plan in any way and at any time and is not required to give a reason for, or notice of the changes. Any special arrangement made by the Company for an individual will constitute an amendment to this plan applicable only to that individual. The Company has the right to end the plan (in whole or in part) at any time.

Adjustments to Financial Targets and Actual Results

The financial targets used to determine bonus payments are meant to reflect the results of normal operations that can be affected by the collective efforts of Plan participants. Accordingly, significant unusual items that are considered to be outside the normal operations of the Company should be excluded from the calculation for the purpose of measuring actual results against target for bonus purposes. Examples of such unusual items, which would result in an adjustment, include but are not limited to the following:

•	One-time income tax adjustments, favorable or unfavorable

•	Gain or loss on disposition of property or business unit

•	Settlement of lawsuit

Financial targets are communicated in the approved budget for the fiscal year excluding MICP expense and adjusted for unplanned acquisitions or divestitures. Any such adjustment for such acquisitions is based on the financial model which serves as the basis for Board of Directors approval for the transaction, or when a significant lapse of time between approval and closing occurs, the first forecast for such acquisition which is included in the consolidated EDMC forecast for the balance of the fiscal year.

Any adjustments to actual financial results must be approved by Education Management’s Management Committee, subject to final approval by the CEO and CFO.

Clarification as to whether transactions are considered significant and unusual for the purpose of adjusting results and bonus targets is made by Education Management’s Management Committee, subject to final approval by the CEO and CFO.

Governing law

The internal laws of The Commonwealth of Pennsylvania govern this plan. The plan is subject to modification by Education Management’s Executive Committee, subject to final approval by the CEO and CFO, in the event of new or different Department of Education regulations or interpretations.

Participation in the Plan

Participation in the plan does not constitute a guarantee of employment, nor is continued participation in the plan guaranteed. Participants are notified of their right to participate in the plan on an annual basis and receive a copy of this Plan.

Prepared by CS Compensation	15	11/06

No Assignment

No person having a benefit under the plan may assign or transfer that benefit.